EXHIBIT 99.1

Central Jersey Bancorp Reports First Quarter 2008 Net Income
--------------------------------------------------------------------------------

LONG BRANCH, New Jersey, April 23, 2008 (NASDAQ Global Market: CJBK): Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., reported net income of $581,000 for the three months ended March 31, 2008, as compared to a net loss of $1.3 million for the same period in 2007. Basic and diluted earnings per share for the three months ended March 31, 2008 were $0.07 and $0.06, respectively, as compared to basic and diluted loss per share of ($0.15) for the same period in 2007. Per share earnings have been adjusted in all periods to reflect the 5% stock dividend paid on July 2, 2007. The net loss reported for the three months ended March 31, 2007 is primarily due to the balance sheet restructuring initiative announced on April 30, 2007, which resulted in a one-time pre-tax charge of approximately $1.96 million and was reflected in Central Jersey Bancorp's first quarter 2007 consolidated financial statements.

James S. Vaccaro, Chairman, President and CEO, commented, "The first quarter of 2008 continued to be dominated by an unending wave of negative news related to the general state of domestic economic weakness and the specific devastating events pertaining to the financial services industry. With residential housing, commercial real estate and liquidity being on the forefront of identified systemic risks, continued and heightened vigilance regarding total balance sheet management, with a specific attention to credit, is imperative. At Central Jersey Bancorp, we continue to focus on our core mission and worked diligently on the implementation of critical strategic initiatives. We recognize that current and anticipated general economic environments create unique challenges and opportunities for the community banking sector and feel that, while we will not be immune from the current market forces, we are prepared to aggressively deal with both of those dynamics. Interestingly, growth without sacrificing quality, which has been one of our mainstays since inception, now seems to be a general theme of our industry."

Results of Operations

Net interest income was $4.2 million for the three months ended March 31, 2008, as compared to $4.0 million for the same period in 2007. Net interest income for the three months ended March 31, 2008 consisted of $5.3 million in interest and fees on loans, $1.7 million in interest on securities, and $192,000 in interest on federal funds sold and due from banks, less interest expense on deposits of $2.7 million, interest expense on borrowed funds of $249,000 and interest expense on subordinated debentures of $107,000.

The average yield on interest-earning assets was 6.10% for the three months ended March 31, 2008, as compared to 6.41% for the same period in 2007. The average cost of deposits and interest-bearing liabilities was 3.21% for the three months ended March 31, 2008, as compared to an average cost of 3.73% for the same period in 2007. The decrease in both the average yield on interest-earning assets and the average cost of deposits and interest-bearing liabilities for the three months ended March 31, 2008, was primarily due to the recent reductions in the Prime Rate of interest. The average net interest margin for the three months ended March 31, 2008 was 3.53%, as compared to 3.48% for the same period in 2007. The market remains very competitive for deposit and loan pricing.

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For the three months ended March 31, 2008, the provision for loan losses was
$65,000, as compared to $125,000 for the same period in 2007. The provision for loan losses recorded for each period is representative of the loan growth that occurred during the period and the risk profile of the loan portfolio.

Non-interest income (loss), which consists of service charges on deposit accounts, fees from the gain on the sale of loans held-for-sale, income from bank owned life insurance and the impairment on available-for-sale investment securities, was $613,000 for the three months ended March 31, 2008, as compared to ($1.6 million), for the same period in 2007. The significant increase in gains on the sale of loans held-for-sale is due to fees realized from the sale and servicing of SBA loans. The origination of SBA loans commenced in the fourth quarter of 2007, with the initial SBA loan sales occurring during the first quarter of 2008. The non-interest (loss) for the three months ended March 31, 2007, was directly related to the previously-disclosed one-time balance sheet restructuring charge of $1.96 million, pre-tax.

Non-interest expense was $3.8 million, for the three months ended March 31, 2008, as compared to $3.7 million for the same period in 2007. Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, core deposit intangible amortization, and other operating expenses.

Financial Condition

Central Jersey Bancorp's assets, at March 31, 2008, totaled $526.0 million, an increase of $22.5 million, or 4.5%, over the December 31, 2007 total of $503.5 million. The total assets figure for both periods includes $27.0 million in goodwill.

Cash and cash equivalents were $24.4 million at March 31, 2008, an increase of $9.5 million, or 64.0%, over the December 31, 2007 total of $14.9 million. The increase is due primarily to the timing of cash flows related to the bank subsidiary's business activities.

Investments totaled $139.5 million at March 31, 2008, an increase of $7.2 million, or 5.4%, over the December 31, 2007 total of $132.3 million. The increase was attributable to the purchase of $22.6 million of mortgage-backed securities during the period, and, to a lesser extent, a $1.6 million increase in the market value of the available-for-sale investment portfolio. For the three months ended March 31, 2008, principal pay downs on mortgage-backed securities totaled $7.7 million, $6.4 million of fixed rate government-sponsored agency securities were called and $2.9 million in bond anticipation notes matured.

There were no loans held-for-sale, at March 31, 2008, as compared to $658,000 at December 31, 2007. The decrease in loans held-for-sale is due primarily to timing of loan closings and sales.

Loans, net of the allowance for loan losses, totaled $317.8 million at March 31, 2008, an increase of $6.0 million, or 1.9%, over the $311.8 million balance at December 31, 2007. The increase in loans is due primarily to the origination of commercial real estate loans and home equity loans during the period.

Deposits, at March 31, 2008, totaled $398.9 million, a decrease of $4.4 million, or 1.1%, from the December 31, 2007 total of $403.3 million. The decrease in deposit balances is reflective of the general funding and liquidity challenges prevalent throughout the banking industry.

Other borrowings were $50.1 million at March 31, 2008, as compared to $24.6 million at December 31, 2007, an increase of $25.5 million, or 103.7%. The increase is due to growth in the bank subsidiary's sweep account product for business customers and $20.0 million in Federal Home Loan Bank advances. These advances were used to fund loan growth and the purchase of mortgage-backed securities during the period.

At March 31, 2008, book value per share and tangible book value per share were $8.03 and $4.73, respectively, as compared to $7.88 and $4.57, respectively, at December 31, 2007.

Asset Quality

The allowance for loan losses, which began the year at $3.41 million, or 1.08% of total loans, increased to $3.48 million at March 31, 2008, or 1.08% of total loans. Non-performing loans totaled $214,000 at both March 31, 2008, and December 31, 2007. There were no loan charge-offs during the three months ended March 31, 2008 and 2007.

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A. Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through twelve branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ Global Market under the trading symbol "CJBK." Central Jersey Bank, N.A. can be accessed through the internet at CJBNA.com.

Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., interest rate fluctuations, regional economic and other conditions, the availability of working capital, the cost of personnel and technology, and the competitive market in which Central Jersey Bank, N.A. operates.

Contacts

James S. Vaccaro, Chairman, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115

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

                                      CENTRAL JERSEY BANCORP
                          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         (dollars in thousands, except per share amounts)

                                                                        March 31,     December 31,
                                                                          2008            2007
ASSETS                                                                 (unaudited)
------                                                                ------------    ------------
Cash and due from banks                                               $     10,622    $     11,198
Federal funds sold                                                          13,775           3,679
     Cash and cash equivalents                                                  --              --
                                                                            24,397          14,877

Investment securities available-for-sale, at market value                  128,718         114,824
Investment securities held-to-maturity (market value of $10,982 and
     $17,379 at March 31, 2008 and December 31, 2007, respectively)         10,732          17,430
Federal Reserve Bank stock                                                   1,960           1,960
Federal Home Loan Bank stock                                                 1,450             550
Loans held-for-sale                                                             --             658

Loans                                                                      321,281         315,173
     Less: Allowance for loan losses                                         3,476           3,408
                                                                      ------------    ------------
          Loans, net                                                       317,805         311,765

Accrued interest receivable                                                  2,023           2,218
Premises and equipment                                                       5,018           4,626
Bank owned life insurance                                                    3,595           3,565
Goodwill                                                                    26,957          26,957
Core deposit intangible                                                      1,805           1,926
Other assets                                                                 1,525           2,150
                                                                      ------------    ------------
          Total assets                                                $    525,985    $    503,506
                                                                      ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Deposits:
     Non-interest bearing                                             $     73,321    $     73,955
     Interest bearing                                                      325,612         329,335
                                                                      ------------    ------------
                                                                           398,933         403,290

Borrowings                                                                  50,056          24,564
Subordinated debentures                                                      5,155           5,155
Accrued expenses and other liabilities                                       1,948           1,611
                                                                      ------------    ------------
          Total liabilities                                                456,092         434,620
                                                                      ------------    ------------

Shareholders' equity:
Common stock, par value $0.01 per share. Authorized
     100,000,000 shares and issued and outstanding
     8,700,490 and 8,745,990 shares at March 31, 2008 and
     December 31, 2007, respectively                                            87              87
Additional paid-in capital                                                  60,791          60,791
Accumulated other comprehensive income, net of tax                           1,837             848
expense
Treasury stock                                                                (336)             --
Retained earnings                                                            7,514           7,160
                                                                      ------------    ------------
          Total shareholders' equity                                        69,893          68,886
                                                                      ------------    ------------
          Total liabilities and shareholders' equity                  $    525,985    $    503,506
                                                                      ============    ============

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
                                  CENTRAL JERSEY BANCORP
                            CONSOLIDATED STATEMENTS OF INCOME
                     (dollars in thousands, except per share amounts)

                                                                    Three months ended
                                                                        March 31,
                                                                   2008           2007
                                                                -----------   -----------
                                                                       (unaudited)
Interest and dividend income:
     Interest and fees on loans                                 $     5,337   $     5,786
     Interest on securities available for sale                        1,570         1,041
     Interest on federal funds sold and due from banks                  192           335
     Interest on securities held to maturity                            153           236
                                                                -----------   -----------
          Total interest and dividend income                          7,252         7,398

Interest expense:
     Interest expense on deposits                                     2,736         3,103
     Interest expense on other borrowings                               249           159
     Interest expense on subordinated debentures                        107           109
                                                                -----------   -----------
          Total interest expense                                      3,092         3,371

                                                                -----------   -----------
          Net interest income                                         4,160         4,027
                                                                -----------   -----------

Provision for loan losses:                                               65           125
                                                                -----------   -----------
          Net interest income after provision for loan losses         4,095         3,902
                                                                -----------   -----------

Other income:
     Service charges on deposit accounts                                382           354
     Gain on the sale of loans held-for-sale                            201             6
     Income on bank owned life insurance                                 30            29
     Impairment on available-for-sale securities                         --        (1,957)
                                                                -----------   -----------
          Total other income (loss)                                     613        (1,568)

Operating expenses:
     Salaries and employee benefits                                   1,966         1,819
     Net occupancy expenses                                             498           473
     Data processing fees                                               224           229
     Core deposit intangible amortization                               121           138
     Other operating expenses                                         1,014           992
                                                                -----------   -----------
          Total other expenses                                        3,823         3,651
                                                                -----------   -----------

Income (loss) before provision for income taxes                         885        (1,317)

Income tax expense (benefit)                                            304           (55)
                                                                -----------   -----------

     Net income (loss)                                          $       581   $    (1,262)
                                                                ===========   ===========

Basic earnings (loss) per share                                 $      0.07   $     (0.15)
                                                                ===========   ===========
Diluted earnings (loss) per share                               $      0.06   $     (0.15)
                                                                ===========   ===========

Average basic shares outstanding                                  8,728,899     8,668,330
                                                                ===========   ===========
Average diluted shares outstanding                                9,113,417     8,668,330
                                                                ===========   ===========

    Performance Ratios (unaudited)                     Three Months Ended
        (dollars in thousands)                              March 31,
                Ratio                                 2008              2007
----------------------------------------            ---------        ---------
Return on average assets                                 0.45%           (1.00)%
Return on average tangible assets                        0.47%           (1.06)%
Return on average equity                                 3.37%           (7.78)%
Return on average tangible equity                        5.77%          (14.03)%
Efficiency ratio                                        80.10%          148.47%
Efficiency ratio (less core deposit
intangible amortization expense)                        77.56%          142.86%
Operating expense ratio                                  2.94%            2.90%
Net interest margin                                      3.53%            3.48%

            Ratio Calculations
Efficiency ratio:
     Net interest income                            $   4,160        $   4,027
     Non-interest income                                  613           (1,568)
          Total revenue                                 4,773            2,459
     Non-interest expense                           $   3,823        $   3,651
Ratio                                                   80.10%          148.47%

Efficiency ratio (less core deposit
intangible amortization expense):
     Net interest income                            $   4,160        $   4,027
     Non-interest income                                  613           (1,568)
          Total revenue                                 4,773            2,459
     Non-interest expense                               3,823            3,651
     Less: Core deposit amortization
     expense                                             (121)            (138)
     Non-interest expense (less core
     deposit intangible amortization
     expense)                                       $   3,702        $   3,513
Ratio                                                   77.56%          142.86%

Operating expense ratio:
     Average assets                                 $ 520,853        $ 510,197
     Non-interest expense                           $   3,823        $   3,651
Ratio                                                    2.94%            2.90%